Exhibit 10.11

Celladon Corporation

11988 El Camino Real Suite 650

San Diego California 92130-3579

U.S.A.

Tel. 1.858.366.4081

Fax 1.858.964.0974

www.celladon.com

EXHIBIT A

RELEASE AGREEMENT

I, Krisztina M. Zsebo, Ph.D., confirm that my position with Celladon Corporation (the “Company”) has terminated effective May 29, 2015 (the “Separation Date”). The Company has agreed that in exchange for my promises and covenants herein and provided that this Agreement becomes effective, the Company will provide to me the severance benefits described in Section 6(a) of that certain Employment Letter Agreement between myself and the Company dated August 30, 2013, as amended on January 23, 2014 and May 27, 2015 (the “Employment Agreement”), and any agreements incorporated therein by reference. I understand that the severance benefits will be paid in accordance with the terms and conditions of the Employment Agreement and that I am not entitled to such severance benefits unless I sign this Release Agreement (the “Agreement”) and it becomes effective. I understand that in addition to the severance benefits described in Section 6(a) of the Employment Agreement, the Company will pay me all of my accrued salary and vacation earned through the Separation Date, to which I am entitled by law regardless of whether I sign this Agreement.

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment or service with the Company or the termination of that employment or service; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

In giving this release, which includes claims which may be unknown to me at present, I hereby acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if

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known by him or her must have materially affected his or her settlement with the debtor.

I hereby expressly waive and relinquish all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the day after the seven day revocation period has expired without my having previously revoked the Agreement (the “Effective Date”), and that I will not receive the benefits specified in this Agreement unless and until it becomes effective. I further acknowledge that I have received the disclosure required by 29 U.S.C. § 626 (f)(1)(H), attached as Exhibit A.

I acknowledge my continuing obligations under my Employee Confidentiality and Inventions Assignment Agreement a copy of which is attached hereto as Exhibit A. Pursuant to the Employee Confidentiality and Inventions Assignment Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company without written authorization from the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.

This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company. The offer contained in this Agreement will remain open until noon on June 21, 2015 (the Expiration Date), at which point it will automatically expire and be null and void.

I acknowledge that I have the right to consult with an attorney prior to executing this Agreement. In addition, I acknowledge that I have until the Expiration Date to consider this Agreement (although I may choose voluntarily to execute this Agreement earlier). I further acknowledge that I have received the disclosure required by 29 U.S.C. § 626 (f)(1)(H), attached as Exhibit A.

I accept and agree to the terms and conditions stated above:

Dated:	05/29/2015	/s/ Krisztina M. Zsebo
To be signed between May 29, 2015 and June 19, 2015 in order to be eligible for severance benefits.		Krisztina M. Zsebo, Ph.D.

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EXHIBIT A

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT